NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 09, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 27, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in the country of incorporation of Cushman & Wakefield plc (England and Wales, old CUSIP: G2717B108), which became effective as of November 27, 2025, the Scheme of Arrangement duly approved by the requisite shareholders and sanctioned by the appropriate court has been implemented. As a result of such Scheme, Cushman & Wakefield Ltd., (Bermuda, new CUSIP: G2717C106), has been established as the new ultimate parent holding company of the Cushman & Wakefield Group. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of Cushman & Wakefield plc (England and Wales) Ordinary Shares and does not affect the continued listing on the NYSE of the Cushman & Wakefield Ltd. (Bermuda) Common Shares.